Exhibit 99.1

Heska Corporation	Hayden IR:
John McMahon, Chief Financial Officer	Brett Maas, Managing Partner
970.619.3082	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports Second Quarter Results
Revenue up 15%; Net Income up 32%; EPS up 26% to $0.44
Management Reiterates Full-Year Outlook

LOVELAND, CO, July 31, 2017 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its second quarter ended June 30, 2017.

Second Quarter 2017 Highlights with Prior Year Comparison:

•	Revenue up 15% to $34.3 million.

•	Net income attributable to Heska up 32% to $3.3 million.

•	Earnings per share up 26% to $0.44 per diluted share.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The second quarter of 2017 was another strong period for Heska. Multi-year subscriber gains again led to growth in Heska’s market share as blood diagnostics revenue accelerated by 33% in the second quarter, driven by testing supplies sales and equipment capital lease recognition of our longer 72 month programs. Digital imaging sales and rentals were in line with our expectations and sales growth of 33% in our Other Vaccines, Pharmaceuticals and Products segment came in a bit ahead of schedule. We enter the second half with good subscriptions visibility, solid price realization, and healthy end user markets clearly in our sights. We continue to anticipate full year revenue between $140 million and $144 million and diluted earnings per share of $2.00 to $2.05.”

Mr. Wilson added, “Last week, our sustained and strong financial results enabled us to improve our capital management by partnering with JPMorgan Chase for a new $30 million revolving credit facility with an additional $20 million accordion feature. I am proud of our finance team’s good work in this area and pleased with the confidence shown by JPMorgan Chase in Heska’s consistent performance and growth plans, both of which are exciting indicators of our strong capability.”

“Our 2017 focus continues to be on increasing profitability as we expand our geography, product lines, and sales force,” added Mr. Wilson. “In the face of large and motivated competitors, Heska teams are competing effectively for new market share, adding to our test menu, benefiting from end user prosperity, increasing and extended multi-year testing subscriptions, broadening our North American sales reach, and continuing to lay the foundations for an international diagnostics subscription model launch. I am encouraged by the broad strength of veterinary market trends and by the progress of Heska specifically.”

Financial Results
2017 second quarter revenue was $34.3 million, a 15% increase from $30.0 million in the second quarter of 2016. Core blood diagnostics rose 33%, partially offset by an expected 8% reduction in imaging revenue. Total second quarter Core Companion Animal Health segment revenue increased 10% to $27.0 million, up from $24.5 million in the second quarter of 2016. Our Other Vaccines, Pharmaceuticals and Products segment revenue increased 33% to $7.3 million, up from $5.5 million in the second quarter of 2016, driven by another strong broad-based performance, including an increase in sales from our contract with Elanco.

Second quarter gross profit rose 18% to $14.9 million, compared to $12.7 million in the prior year. First quarter gross margin was 43.5%, up 120 basis points over the 42.3% gross margin in the second quarter of 2016. Total operating expenses in the second quarter of 2017 were $10.4 million (30.2% of sales), compared to $9.1 million (30.5% of sales), in the prior year period. Second quarter operating margins improved 140 basis points to 13.3%, compared to 11.9% in the prior year. Operating income grew 28% to $4.6 million during the second quarter of 2017, compared to $3.6 million in the second quarter of 2016. Net income attributable to Heska Corporation rose 32% to $3.3 million, or $0.44 per diluted share, in the second quarter of 2017, compared to $2.5 million, or $0.35 per diluted share, in the second quarter of 2016.

Income Taxes
The Company’s effective income tax rate was 32.9% for the second quarter of 2017. The effective tax rate for this quarter included a partial valuation allowance of $1.8 million to offset larger benefits created by stock option exercises and vesting of restricted stock and the excess tax benefits resulting, in part, from the application of ASU 2016-09. Management believes that these benefits could affect the Company's ability to use its deferred tax assets in the future and will closely monitor ASU 2016-09 impacts in each subsequent period.

Balance Sheet
At June 30, 2017, Heska had $3.7 million in cash and cash equivalents, compared to $6.7 million in the prior year period, and working capital of $28.5 million, compared to $27.1 million in the prior year period. On May 31, 2017, Heska paid $13.8 million in cash to acquire the remaining minority portion to obtain 100% ownership of Heska Imaging US, LLC.

Stockholders' equity increased to $96.6 million as of June 30, 2017, up from $87.0 million as of December 31, 2016.

Investor Conference Call
Management will conduct a conference call on July 31, 2017 at 9 a.m. MDT (11 a.m. EDT) to discuss the second quarter 2017 financial results. To participate, dial 1-888-539-3624 (domestic) or 1-719-325-2468 (international) and reference conference call access number 9569010. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback through August 7, 2017. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 9569010. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the period ended March 31, 2017.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Core companion animal health	$27,021	$24,464	$51,629	$47,898
Other vaccines, pharmaceuticals and products	7,315	5,501	13,089	9,213
Total revenue, net	34,336	29,965	64,718	57,111

Cost of revenue	19,407	17,283	36,580	32,987

Gross profit	14,929	12,682	28,138	24,124

Operating expenses:
Selling and marketing	5,993	5,386	12,093	11,005
Research and development	445	523	975	1,098
General and administrative	3,931	3,217	7,722	6,495
Total operating expenses	10,369	9,126	20,790	18,598
Operating income	4,560	3,556	7,348	5,526
Interest and other expense (income), net	(118)	34	(180)	(99)
Income before income taxes	4,678	3,522	7,528	5,625
Income tax expense:
Current income tax expense	10	87	17	161
Deferred income tax expense	1,529	693	69	1,275
Total income tax expense	1,539	780	86	1,436

Net income	3,139	2,742	7,442	4,189
Net income (loss) attributable to non-controlling interest	(194)	220	(498)	482
Net income attributable to Heska Corporation	$3,333	$2,522	$7,940	$3,707

Basic earnings per share attributable to Heska Corporation	$0.47	$0.38	$1.14	$0.56
Diluted earnings per share attributable to Heska Corporation	$0.44	$0.35	$1.05	$0.51

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,069	6,695	6,969	6,641
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,632	7,249	7,570	7,206

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2017	2016*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$3,727	$10,794
Accounts receivable, net of allowance for doubtful accounts of $267 and $237, respectively	14,459	20,857
Due from – related parties	21	100
Inventories, net	26,068	20,395
Other current assets	3,713	3,127
Total current assets	47,988	55,273

Property and equipment, net	16,159	16,581

Goodwill	26,706	26,647
Other intangible assets, net	2,152	2,346
Deferred tax asset, net	21,052	21,122
Other non-current assets	12,352	8,875
Total assets	$126,409	$130,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,410	$7,154
Accrued liabilities	4,668	6,469
Current portion of deferred revenue	3,424	3,439
Obligation to purchase minority interest	—	14,602
Line of credit and other short-term borrowings	4,033	750
Total current liabilities	19,535	32,414
Long-term liabilities	10,299	11,455
Total liabilities	29,834	43,869

Stockholders' equity	96,575	86,975
Total liabilities and stockholders' equity	$126,409	$130,844

* December 31, 2016 amounts are derived from the December 31, 2016 audited Consolidated Financial Statements